Exhibit (h)(16)

Amendment No. 1 to the

Index License Agreement for Funds/Investment Vehicles between

MSCI Inc.

and

Metropolitan Life Insurance Company

dated as of November 9, 1998

This amendment (“Amendment”), dated as of November 9, 2012 (“Amendment Effective Date”), amends the Index License Agreement for Funds/Investment Vehicles, dated November 9, 1998, as amended (“Agreement”), and is made by and between MSCI Inc. f/k/a Morgan Stanley and Co., Incorporated, with its principal place of business at 250 Greenwich Street, New York, NY 10007 (“MSCI”), and Metropolitan Life Insurance Company (“Licensee”), located at 1095 Avenue of the Americas, New York, New York 10036.

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. General. The parties seek to amend the Agreement pursuant to the terms of this Amendment. To the extent there is a conflict between this Amendment and the Agreement, the terms of this Amendment shall control. All capitalized terms used herein shall have the meaning assigned to them in the Agreement.

2. Amended Terms.

A.	Exhibit A. Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the Exhibit A contained in this Amendment.

B.

Term. Notwithstanding anything to the contrary in Section 2 of the Agreement, the renewal term of the license granted under the Agreement, in connection with the new Exhibit A that is attached hereto, shall commence on November 9, 2012 and shall continue for eighteen (18) months thereafter to May 8, 2014 (“Amendment Term”). Thereafter, this Agreement shall be automatically renewed for successive one year terms unless written notice terminating the Agreement is provided by either party at least ninety (90) days prior to the end of the applicable term or the Agreement is otherwise terminated in accordance with its terms.

3. Miscellaneous. If there is any conflict between the terms of the Agreement and those of this Amendment, the terms of this Amendment shall govern. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single document between the parties. Except as amended herein, all terms and conditions of the Agreement between the parties shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives, as of the Amendment Effective Date.

MSCI Inc.		Metropolitan Life Insurance Company

By:	/s/ David Kinzelberg (Nov 13, 2012)	By:	/s/ Stacey Lituchy
	Name: David Kinzelberg		Name: Stacey Lituchy
	Title: Executive Director		Title: Director

EXHIBIT A

I.	NAME OF THE INDEX(ES):

MSCI EAFE Index

II.	DESCRIPTION OF THE FUND(S)

Licensee may use the Index and Marks solely with respect to the Fund(s) listed in this Exhibit A of Amendment No. 1.

Name and Detailed Description of the Fund(s):

I.

Registered Separate Accounts managed by MetLife Investment Advisors Company, LLC in Morristown, NJ, including, but not limited to, the MSCI EAFE Index Portfolio, part of the Metropolitan Series Fund, that aims to equal the performance of the MSCI EAFE Index and is offered in separate account products including, but not limited to, life insurance and annuity products. (“Fund l”)

2.	Non-Registered Separate Accounts (“Fund 2”)

The shares of the Fund(s) may not be traded on any Exchange. Individual shares of any Fund may be purchased, exchanged or redeemed only: (i) through the registrar and transfer agent of such Fund; (ii) at net asset value; (iii) once each business day at market close; (iv) in the primary market as an active secondary market is not expected for the shares; and (v) for cash.

Licensee may not materially change the description of any of the Funds without the prior written consent of MSCI.

III.	LICENSE FEES:

Licensee shall pay to MSCI the following license fees for each Fund (the “License Fees”), in accordance with the payment terms set out in Section 3 of the Agreement:

[Intentionally Omitted]

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